UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 25, 2020

HEALTHEQUITY, INC.

Delaware	001-36568	52-2383166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 West Scenic Pointe Drive
Suite 100
Draper, Utah 84020
(801) 727-1000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HQY	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 26, 2020, HealthEquity, Inc. (the “Company”) announced that Tyson Murdock has been appointed Executive Vice President and Deputy Chief Financial Officer of the Company, effective July 1, 2020, and will succeed Darcy Mott as Chief Financial Officer on April 1, 2021. Mr. Mott will continue in his current position as Executive Vice President and Chief Financial Officer through March 31, 2021 (the “Transition Date”), after which he will serve as a Special Advisor of the Company as part of a mutually agreed succession plan.
Darcy Mott Transition Agreement
The Company and Mr. Mott entered into a letter agreement memorializing the terms of his transition (the “Transition Agreement”), which provides that, prior to the Transition Date and while Mr. Mott is continuing to serve as Executive Vice President and Chief Financial Officer, there will be no change to his base salary and he will remain eligible to earn an annual bonus, including a pro-rata bonus for the portion of fiscal year 2022 that he remains employed with the Company as Executive Vice President and Chief Financial Officer. While employed with the Company as Special Advisor following the Transition Date, Mr. Mott will report to the Chief Executive Officer and is expected to dedicate one-half of his business time to the Company. As a Special Advisor, Mr. Mott will be eligible to earn a base salary of $350,000 and will not be eligible to earn an annual bonus or be considered for annual equity incentive awards. The Transition Agreement also provides that, effective as of the Transition Date, Mr. Mott’s current employment agreement with the Company will terminate.
Subject to Mr. Mott’s continued employment with the Company through the Transition Date, upon any termination of his employment as Special Advisor following such time (other than by the Company for cause), subject to his execution of a release of claims, the Company will provide Mr. Mott the following severance benefits: (i) the right to retain and continue to vest in each of the options and restricted stock units granted to Mr. Mott pursuant to the Company’s 2014 Equity Incentive Plan prior to the Transition Date, with each such award vesting and becoming exercisable or settled, as applicable, on the earlier to occur of (x) a change in control, and (y) such time that the award would have vested and become exercisable or been settled, as applicable, had Mr. Mott’s employment not terminated, subject to the achievement of any applicable performance-metrics; (ii) the right to exercise the options granted to Mr. Mott pursuant to the Company’s 2014 Equity Incentive Plan prior to the Transition Date until the earlier to occur of (x) the expiration of the applicable term of the option, and (y) Mr. Mott’s violation or attempted violation of his non-compete and non-solicit obligations; and (iii) if such termination occurs prior to the date annual bonuses are paid in respect of fiscal year 2022, a pro-rata bonus for fiscal year 2022, determined based on actual performance and pro-rated based on the number of days Mr. Mott provides services to the Company in such fiscal year prior to the Transition Date, and payable at such time annual bonuses are paid to the Company’s other executive officers, but in no event later than April 15, 2022.
In consideration of the foregoing severance benefits, Mr. Mott’s existing post-termination non-competition and non-solicitation obligations have been extended to the third anniversary of the termination of his employment.
The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Transition Agreement, and is subject to and qualified in its entirety by reference to the complete text of the Transition Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending July 31, 2020, and is incorporated herein in its entirety by reference.
Tyson Murdock Appointment and Employment Agreement
Mr. Murdock, age 49, joined the Company in January 2018 and has served as the Company’s Senior Vice President and Corporate Controller since such time. Prior to joining the Company, Mr. Murdock worked in various roles at eBay, Inc. beginning in the San Jose, CA corporate headquarters in 2007 as part of the Mergers and Acquisitions team, followed by service in the Salt Lake City, Utah office as the Chief Financial Officer of eBay Marketplace’s Global Customer Experience division from February 2015 to January 2018. Prior to joining eBay, Inc., Mr. Murdock worked as a senior manager at Ernst & Young LLP in the San Francisco Bay area, serving a variety of public and private audit clients. Mr. Murdock holds a B.S. and a Master of Accountancy from Brigham Young University and is a Certified Public Accountant.
There are no family relationships between Mr. Murdock and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Murdock or any other person and the Company or any of its subsidiaries pursuant to which he was appointed as an officer of the Company. There are no transactions between Mr. Murdock or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.
In connection with Mr. Murdock’s appointment, the Company entered into an employment agreement with Mr. Murdock for an indefinite term beginning on July 1, 2020, and pursuant to which he is eligible to earn an annual base salary of $305,000 from July 1, 2020 through January 31, 2021, increasing to $350,000 on January 31, 2021. In addition, Mr. Murdock will be eligible to earn an annual bonus with a target equal to 75% of his base salary, subject to the achievement of applicable Company goals. In connection with his promotion, the Company granted Mr. Murdock an equity award with a grant date fair value of $550,000, effective as of July 1, 2020 and calculated using the closing price on June 24, 2020, which is the date the award was approved by the Company’s Compensation Committee. The award will be comprised of performance-vesting restricted stock units, which will vest following the expiration of the performance period ending January 31, 2023 based on relative total shareholder return vesting metrics compared to the stock price of the constituents of the Russell 2000 index consistent with performance-vesting restricted stock units granted to the Company’s executive officers in fiscal year 2021.
In addition, Mr. Murdock’s employment agreement provides that, upon a termination of his employment by the Company without “cause” or by Mr. Murdock for “good reason” (each, as defined in the employment agreement), subject to the execution of a general release of claims, the Company will provide Mr. Murdock the following severance benefits: (i) continued payment of his then current annual base salary for 12 months following the termination date; (ii) subject to the achievement of the applicable performance conditions for such fiscal year, an annual bonus for the fiscal year in which the termination date occurs, pro-rated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to the Company’s other executive officers; and (iii) subject to his election of COBRA continuation coverage, provided he does not become eligible to receive comparable health benefits through a new employer, a monthly cash payment equal to the monthly COBRA premium cost for the 12-month period following the date of termination.
In addition, upon a termination of Mr. Murdock’s employment due to death or disability, Mr. Murdock (or his estate or beneficiaries, as the case may be) would be entitled to, subject to the achievement of the applicable performance conditions for such fiscal year, an annual bonus for the fiscal year in which the termination date occurs, pro-rated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to the Company’s other executive officers.
For any termination of Mr. Murdock’s employment that occurs within a 12-month period following a change in control of the Company, in place of the severance benefits described above, he will be eligible to receive severance benefits under the Company’s Amended and Restated Executive Change in Control Severance Plan, as described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 13, 2020.
Mr. Murdock also entered into a new Confidentiality, Non-Interference, and Invention Assignment Agreement with the Company in connection with his promotion pursuant to which he is subject to customary confidentiality restrictions that apply during his employment and indefinitely thereafter, a covenant not to compete with the Company while employed with the Company and for one year thereafter, and a covenant not to solicit the Company’s employees or customers while employed with the Company and for two years thereafter.

Item 5.07 Submission of Matters to a Vote of Security Holders.
On June 25, 2020, the Company held its 2020 Annual Meeting of Stockholders (the “Annual Meeting”). As of the close of business on May 4, 2020, the record date for the Annual Meeting, 71,397,584 shares of common stock of the Company were issued and outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, the stockholders voted on three proposals, each of which is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on May 13, 2020. Stockholders approved each of the proposals presented for a vote. The tables below set forth the number of votes cast for and against, and the number of abstentions or broker non-votes, for each matter voted upon by the Company’s stockholders.
Proposal 1. The election of nine directors to serve on the Company’s Board of Directors until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	For	Against	Abstain	Broker Non-Votes
Robert W. Selander	59,947,913	193,391	63,950	6,047,259
Jon Kessler	59,950,390	194,540	60,324	6,047,259
Stephen D. Neeleman, M.D.	59,741,490	403,733	60,031	6,047,259
Frank A. Corvino	59,765,657	373,432	66,165	6,047,259
Adrian T. Dillon	59,732,960	408,508	63,786	6,047,259
Evelyn Dilsaver	59,891,918	250,609	62,727	6,047,259
Debra McCowan	59,679,876	460,583	64,795	6,047,259
Ian Sacks	59,252,977	888,837	63,440	6,047,259
Gayle Wellborn	59,946,591	194,177	64,486	6,047,259
Proposal 2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2021. There were no broker non-votes for this proposal.

For	Against	Abstain
66,172,233	17,880	62,400
Proposal 3. The approval, on a non-binding, advisory basis, of the fiscal 2020 compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Votes
59,264,319	858,168	82,767	6,047,259

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHEQUITY, INC.
Date: June 26, 2020	By:	/s/ Jon Kessler
	Name:	Jon Kessler
	Title:	President and Chief Executive Officer